Exhibit 10.1

GENERAL RELEASE AND POST-EMPLOYMENT CONSULTING AGREEMENT

I, Jamie G. Pierson (“Executive”), in partial consideration of and subject to the performance by YRC Worldwide Inc. (together with its subsidiaries, the “Company”), of its obligations pursuant to paragraph 3 of this General Release and Post-Employment Consulting Agreement (the “Release”), do hereby release and forever discharge, as of this 30th day of December, 2016, the Company and its respective affiliates and subsidiaries and all their present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein. The Released Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

1.    Effective as of December 31, 2016 (the “Resignation Date”), and without any further action on the part of Executive, Executive resigns his employment and is further removed as Chief Financial Officer of the Company. As a result of Executive’s voluntary resignation of employment with the Company, Executive and the Company expressly acknowledge and agree that Executive: (a) shall be entitled to receive the “Accrued Benefits” described in Section 3(e) of his Severance Agreement dated December 30, 2014 (the “Severance Agreement”); and (b) shall not be entitled to the severance benefits described in Sections 3(a) and 3(b) of the Severance Agreement.

2.    In addition to signing (and not revoking) this Release, to receive the consideration described in paragraph 3 below, Executive shall serve as consultant to the Company during the period beginning on January 1, 2017 and ending on June 30, 2017 (or such earlier date specified, in writing, by the Company) (the “Consulting Period”). During the Consulting Period, Executive shall serve as an independent contractor of the Company, reporting to its Chief Executive Officer. Executive shall fully and diligently perform the duties assigned to him by the Chief Executive Officer which may include, among other things, assisting in the preparation of financial reports, including, without limitation the Annual Report for the fiscal year ending December 31, 2016, facilitating the Company’s relationships with its lenders, shareholders and other stakeholders, and cooperating with and assisting the Company in its transition of Executive’s duties and responsibilities to a new Chief Financial Officer. Executive’s sole consideration for the services provided during the Consulting Period are the benefits described in paragraph 3 below.

3.    In consideration for Executive’s satisfactory performance of the duties assigned to him during the Consulting Period and Executive’s execution (and non-revocation of this Release), and notwithstanding anything in the Company’s 2011 Incentive and Equity Award Plan or any award agreement to the contrary, Executive’s 2015 and 2016 equity incentive awards shall be treated as follows:1

[1]	Capitalized terms used but not defined in this Section 3 shall have the meanings ascribed to them in the applicable award agreement.

a.	The shares of restricted stock subject to the Restricted Stock Agreement dated March 9, 2015 shall continue to vest such that on February 23, 2017, all 8,495 restricted shares scheduled to vest on such date shall become fully vested and all transfer restrictions thereon shall lapse.

b.	The shares of restricted stock subject to the Restricted Stock Agreement dated February 26, 2016 shall continue to vest such that on February 26, 2017, all 17,957 shares scheduled to vest on such date shall become fully vested and all transfer restrictions thereon shall lapse.

c.	The performance stock units subject to the Performance Stock Unit Agreement dated March 9, 2015 shall continue to vest such that on February 23, 2017, all 16,650 performance stock units scheduled to vest on such date shall become fully vested and within five (5) business days following such date the underlying Common Stock shall be delivered to Executive.

d.	The cash-settled performance stock units to be earned (and only to the extent earned) pursuant to the Performance Stock Unit Agreement dated February 26, 2016 (the “2016 PSU Agreement”) shall continue to vest such that on February 26, 2017, all such earned performance stock units scheduled to vest on such date shall become fully vested and the amount of cash calculated pursuant to Section 4 of the 2016 PSU Agreement for the underlying Common Stock shall be delivered to Executive within five (5) business days following the later of i) such date or b) the Certification Date (as defined in the 2016 PSU Agreement).

In all other respects, the 2015 and 2016 equity incentive awards shall continue to be subject to the terms and conditions of the Company’s 2011 Incentive and Equity Award Plan and the award agreements evidencing such awards which means, among other things, that any restricted stock or performance stock units that did not receive the special vesting treatment described above shall be forfeited for no consideration, the 2015 and 2016 equity incentive awards shall remain subject to clawback pursuant to the Company’s executive compensation recovery policy, and that Executive shall continue to be subject to the Company’s insider trading policies and prohibitions on trading the Company’s securities during blackout periods. Notwithstanding anything herein to the contrary, the benefits described in this paragraph 3 are subject to Executive’s compliance with the restrictive covenants set forth in Section 5 of the Severance Agreement, which expressly survive the Resignation Date.

The benefits described in this paragraph 3 shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

If Executive fails to perform the duties assigned to him in a manner that is satisfactory to the Company through the vesting date of any restricted stock or performance stock unit award described in this Section 3, Executive agrees that he forfeits any such shares of restricted stock or performance stock units that have not yet vested by the date of such failure. If after the vesting of any restricted stock or performance stock units described in this Section 3 Executive fails to perform the duties assigned to him through the last day of the Consulting Period in a manner that is satisfactory to the Company, Executive agrees, to the maximum extent permitted by law, to repay back to the Company any benefits that he previously received pursuant to this paragraph 3 related to the restricted stock described in 3a and 3b above.

4.    Except as provided in paragraph 6 below, Executive knowingly and voluntarily (for himself, his heirs, executors, administrators and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which Executive, his spouse, or any of his heirs, executors, administrators or assigns, ever had, now have or may have by reason of any matter, cause, or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, Executive’s status as a shareholder of the Company, the terms and conditions of his employment relationship with the Company, and the termination of that employment relationship including, without limitation, any claim for severance pay, any claim for stock, stock options, warrants, or phantom stock or equity of any kind, profit sharing, bonus or similar benefit, vacation pay, paid time off, commissions, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, any allegation, claim or violation, arising under the following laws as amended: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the False Claims Act; the Sarbanes-Oxley Act of 2002; the Fair Employment and Housing Act; the Lilly Ledbetter Fair Pay Act; the Genetic Information Non-Discrimination Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). Executive understands and intend that this Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Release. For sake of clarity, this Release does not release: (a) claims that cannot be released as a matter of law; (b) claims arising after the date this Release becomes effective and enforceable; or (c) claims to enforce any of Executive’s rights to the severance payments and benefits described in paragraph 3.

5.    Executive represents that he has not assigned or transferred to any third party of any right, claim, demand, cause of action, or other matter, in full or in part, covered by paragraph 4 above.

6.    Executive agrees that this Release does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act of 1967 which arise after the date the date this Release becomes effective and enforceable. Executive acknowledges and agrees that his separation from employment with the Company in compliance with the terms of this Release shall not serve as the basis for any lawsuit or complaint (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

7.    Executive agrees that he is hereby waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Nothing in this Release precludes Executive from filing a charge or complaint with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission (“EEOC”) or any other administrative agency; provided, however, that while Executive may file a charge and participate in any proceeding conducted by an administrative agency, by signing this Release, Executive waives the right to bring a lawsuit against the Company or any other of the Released Parties and waives the right to any individual monetary recovery in any action or lawsuit initiated by the EEOC or any other administrative agency.

8.    In signing this Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. He expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. He acknowledges and agrees that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to provide the benefits described in paragraph 3 and further agrees that in the event that he brings a Claim seeking damages against the Company, or in the event that he seeks to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. Executive agrees that he is not aware of any pending claim or of any facts that could give rise to a claim of the type described in paragraph 4 as of the execution of this Release. Nothing in this Release or the Severance Agreement shall limit, impede or impair Executive’s right or obligation to report any illegal, improper, or other inappropriate conduct to any government agency regarding matters that are within the jurisdiction of such agency, nor prohibit Executive from engaging in any conduct protected under any local, state or federal law that provides “whistleblower” protection to Executive.

9.    Executive agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct.

10.    Except for a good-faith challenge to the enforceability of this Release as it relates to any claims under the Age Discrimination in Employment Act, Executive agrees that he will forfeit the benefits described in paragraph 3 (and agrees to pay back such benefits to the extent they have already been paid including, without limitation, repayment of any cash previously paid to Executive in connection with the settlement of the 2016 PSU Agreement) if he challenges the validity of this Release. He also agrees that if he violates this Release by suing the Company and/or the other Released Parties, he will pay all costs and expenses of defending against the suit incurred by the Company and/or the other Released Parties, including reasonable attorneys’ fees, and return all benefits received by him pursuant to paragraph 3, whichever is applicable.

11.    Any non-disclosure provision in this Release does not prohibit or restrict Executive (or his attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or any governmental entity. Further, nothing in this Release or the Severance Agreement shall prevent Executive from the disclosure of a trade secret (as defined under applicable law) that: (a) is made: (X) in confidence to a local, state, or federal government official, either directly or indirectly, or to an attorney; and (Y) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company provides this notice in compliance with the Defend Trade Secrets Act of 2016.

12.    Executive acknowledges and hereby reaffirms his obligation to comply with the restrictive covenants set forth in Section 5 of the Severance Agreement and further acknowledges that nothing in this Release or the Supplemental Release (as defined below) shall release Executive from his obligations pursuant to Section 5 of the Severance Agreement including, without limitation, obligations regarding confidential, non-competition, non-solicitation, non-disparagement, proprietary information, the Company’s intellectual property rights, and the return of Company property. Executive also acknowledges and hereby reaffirms his obligations to cooperate with the Company pursuant to Section 6 of the Severance Agreement.

13.    By signing below, Executive represents that he is not aware of any current Claim, and he acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believe to exist with respect to the subject matter of the release set forth in paragraph 4 above and which, if known or suspected at the time of entering into this Release, may have materially affected this Release and Executive’s decision to enter into it.

14.    Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of this Release after the date hereof.

15.    This Release shall be governed by, construed and interpreted in all respects, in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

16.    Whenever possible, each provision of this Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.    Any dispute arising under this Release shall be governed by Section 10 of the Severance Agreement.

18.    To the extent Executive has taxable income in connection with the transactions described in this Release, the Company is authorized to withhold from any compensation payable to Executive, or require the Executive to remit to the Company, any taxes required to be withheld by foreign, federal, state, provincial or local law. By executing this Release, Executive authorizes the Company to withhold any applicable taxes arising from the transactions described in this Release.

19.    In consideration for Executive’s satisfactory performance of the duties assigned to him through the last day of the Consulting Period, Executive shall be entitled to receive a single sum cash payment of $1,000 if, and only if, he timely signs the Supplemental Release attached hereto as Exhibit A. The cash payment, if any, shall be made within 30 days following the last day of the Consulting Period.

20.    By signing below, Executive represents and warrants that he has notified his future employer of his obligations to the Company during the Consulting Period, along with his obligation to comply with the restrictive covenants set forth in Section 5 of the Severance Agreement. Furthermore, Executive agrees to indemnify, defend and hold the Released Parties harmless from and against any and all claims, damages or losses alleged by his future employer arising from, or related to, any of the services Executive provides to the Company during the Consulting Period.

BY SIGNING THIS RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:

(i)    HE HAS READ IT CAREFULLY AND IN RETURN FOR THE RELEASE IS RECEIVING CONSIDERATION BEYOND THAT WHICH HE WAS ENTITLED TO RECEIVE FROM THE COMPANY BEFORE ENTERING INTO THIS RELEASE;

(ii)    HE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

(iii)    HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION HAS VOLUNTARILY CHOSEN NOT TO DO SO;

(iv)    HAS HAD AT LEAST TWENTY ONE (21) DAYS FROM THE DATE OF HIS RECEIPT OF THIS RELEASE TO CONSIDER WHETHER OR NOT TO ENTER IN THIS RELEASE, HAS TAKEN AS MUCH OF THIS TIME AS NECESSARY TO CONSIDER WHETHER TO ENTER INTO IT, AND HAS CHOSEN TO ENTER IT FREELY, KNOWINGLY, AND VOLUNTARILY;

(v)    UNDERSTANDS THAT HE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. EXECUTIVE AGREES THAT ANY SUCH REVOCATION MUST BE IN WRITING AND RETURN TO THE COMPANY’S GENERAL COUNSEL DURING THE SEVEN (7) DAY REVOCATION PERIOD. IF EXECUTIVE DOES NOT REVOKE THIS RELEASE, THE EFFECTIVE DATE OF THIS RELEASE SHALL BE THE EIGHTH DAY AFTER EXECUTIVE’S EXECUTION OF THIS RELEASE; AND

(vi)    EXECUTIVE AGREES THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY EXECUTIVE.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Release as of the day and year first written above.

/s/ Jamie G. Pierson
Jamie G. Pierson

Electronic Mail Address:

/s/ James A. Fry
YRC Worldwide Inc.
By: James A. Fry
Its: General Counsel and Secretary

EXHIBIT A

SUPPLEMENTAL RELEASE OF ALL CLAIMS

I previously signed, and did not revoke, a General Release and Post-Employment Consulting Agreement dated December 30, 2016 (the “Release”). As required by the Release, by signing this Supplemental Release, I hereby restate and renew my release of all potential claims against the Released Parties (as defined in the Release) through the date of my execution of this Supplemental Release including, without limitation, any claims I may have under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act). For the convenience of the parties, I understand and agree that the provisions of the Release including, but not limited to, those in paragraphs 4-8, 10, 11, and 13-20 and the paragraphs in capitalized letters preceding the signature blocks are hereby incorporated by reference into this Supplemental Release.

In order to receive the $1,000 payment described in Section 19 of the Release, I understand that I must sign and return this Supplemental Release to the General Counsel of the Company within the 21-day period following last day of the Consulting Period (as defined in the Release), as requested by the Company. I understand that my entitlement to the $1,000 cash payment is conditioned upon me signing, not revoking, and abiding by the terms of the Release and this Supplemental Release.

IN WITNESS WHEREOF, I, Jamie G. Pierson, have duly executed this Supplemental Release as of the day and year written below.

Date: , 2017
Jamie G. Pierson	(To be signed no earlier than the last day of the Consulting Period)